DEFERRED COMPENSATION AGREEMENT


      AGREEMENT made and entered into as of this 4th day of February, 2000, between Americom Networks International, Inc., a Delaware corporation (the "Corporation") having an address at 17 State Street, 5th Floor New York, New York 10004 and Dominick Zappia (the "Executive"), residing at 61 Burton Avenue, Plainview, NY 11803.

                              W I T N E S S E T H:

      WHEREAS, Executive is presently employed by the Corporation; and

      WHEREAS, the Corporation has accrued the Executive's salary for the period commencing January 1, 2000 through October 31, 2000.

      NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree with each other as follows:

1. Term of Employment. The Corporation agrees to pay to Executive the Executive's accrued salary from January 1, 2000 through October 31, 2000 in the amount of $40,000 upon the consummation of a private placement or equity financing of the Corporation's securities which results in gross proceeds of at least $1,000,000.

2. Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

3. Notices. Any notice permitted, required, or given hereunder shall be in writing and shall be personally delivered; or delivered by any prepaid overnight courier delivery service then in


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      general use; or mailed,  registered  or  certified  mail,  return  receipt requested, to the addresses designated herein or at such other address as may be designated by notice given hereunder:


      If to:       Dominick Zappia
                   61 Burton Avenue
                   Plainview, NY 11803


      If to:       Americom Networks International, Inc.
                   17 State Street
                   New York, New York 10004

      Delivery shall be deemed made when actually delivered, or if mailed, three days after delivery to a United States Post Office.

4. Assignment. Executive shall not be entitled to assign his rights, duties or obligations under this Agreement.

5. Amendments. The terms and provisions of this Agreement may be amended or modified only by a written instrument executed by the party to be charged by such amendment or modification.

6. Governing Law. The terms and provisions herein contained and all the disputes or claims relating to this Agreement shall be governed by, interpreted and construed in accordance with the internal laws of the State of New York, without reference to its conflict of laws principles.

7. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this


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      Agreement.

8. Merger and Severability. This Agreement shall constitute the entire Agreement between the Corporation and Executive with respect to the subject matter hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

9. Counterparts; Facsimile. This Agreement may be executed by facsimile and in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have affixed their signatures the day and year first above written.

                                            AMERICOM NETWORKS
                                            INTERNATIONAL, INC.


                                   By:
                                            ------------------------------------
                                            Name:
                                            Title:



                                            ------------------------------------
                                            Dominick Zappia


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